UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2008

                                 BOOKS-A-MILLION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20664	63-0798460
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

402 Industrial Lane

Birmingham, Alabama 35211

(Address of principal executive offices, including zip code)

(205) 942-3737

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Douglas G. Markham, the Chief Financial Officer of Books-A-Million, Inc. (the “Company”), currently serves as a Commander with the United States Navy Reserve. Mr. Markham has been notified that he is being recalled from the Navy Reserve to active duty beginning on January 2, 2009 and ending on July 31, 2009. On November 21, 2008, the Board of Directors of the Company appointed Brian W. White, Vice President and Controller of the Company, to serve as interim Chief Financial Officer during the period that Mr. Markham is on active duty.

Prior to his appointment as Vice President and Controller of the Company in October 2007, Mr. White, age 38, was the Southeast Regional Product Line Controller for the Ready Mix division of Lafarge North America from September 2003 to October 2007. Prior to September 2003, Mr. White was employed by Saks, Inc. for approximately five years where he held various positions including Director of Corporate Accounting. Mr. White is a CPA and holds a B.S. in Accounting from the University of Alabama.

Mr. White does not have a fixed term of office and serves at the pleasure of the Board of Directors. There is no written employment agreement between Mr. White and the Company. Mr. White’s annual base salary has been increased from $150,000 to $180,000 for the period during which he serves as the Company’s interim Chief Financial Officer. Mr. White is eligible to receive discretionary bonuses and to participate in the Company’s 2005 Incentive Award Plan, Executive Incentive Plan and Executives’ Deferred Compensation Plan, as well as the Company’s regular benefit plans and programs. Additionally, in connection with Mr. Markham’s recall to active duty, the Board agreed that Mr. Markham’s base salary of $250,000 per year will be reduced by the amount of his military pay and allowances received during the leave period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKS-A-MILLION, INC.
By:	_/s/ Douglas G. Markham____________________
Douglas G. Markham Chief Financial Officer

               Dated: November 21, 2008